Exhibit 99.1

BARINGS BDC, INC. ANNOUNCES QUARTERLY
CASH DIVIDEND OF $0.10 PER SHARE
CHARLOTTE, N.C., October 11, 2018 - Barings BDC, Inc. (NYSE: BBDC) (“Barings BDC” or the “Company") today announced that its board of directors has declared a quarterly cash dividend of $0.10 per share.This represents a $0.07 increase from the third quarter dividend of 2018 and a dividend yield of approximately 4%. Additionally, this dividend reflects Barings BDC’s associated portfolio ramp into middle market assets as well as the board’s commitment to a long-term, sustainable dividend policy supported by underlying cash flows of the Barings BDC asset base.

The Company’s dividend will be payable as follows:

Fourth Quarter 2018 Dividend:
Amount per share:         $0.10
Record date:         December 14, 2018
Payment date:         December 21, 2018

Dividend Reinvestment Plan

Barings BDC has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends and distributions on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend or distribution, stockholders who have not opted out of the DRIP will have their cash dividends or distributions automatically reinvested in additional shares of the Company’s common stock, rather than receiving cash.

When the Company declares and pays dividends and distributions, it determines the allocation of the distribution between current income, accumulated income and return of capital on the basis of accounting principles generally accepted in the United States (“GAAP”). At each year end, the Company is required for tax purposes to determine the allocation based on tax accounting principles. Due to differences between GAAP and tax accounting principles, the portion of each dividend distribution that is ordinary income, capital gain or return of capital may differ for GAAP and tax purposes. The tax status of the Company’s distributions can be found on the Investor Relations page of its website.

About Barings BDC, Inc.

Barings BDC, Inc. (NYSE: BBDC) is a publicly traded, externally managed investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Barings BDC seeks to invest primarily in senior secured loans to private U.S. middle market companies that operate across a wide range of industries. Barings BDC’s investment activities are managed by its investment adviser, Barings LLC, a leading global asset manager based in Charlotte, NC with over $306 billion* of AUM firm-wide. For more information, visit www.baringsbdc.com.

About Barings LLC

Barings LLC is a $306+ billion* global financial services firm dedicated to meeting the evolving investment and capital needs of their clients. Barings LLC builds lasting partnerships that leverage their distinctive expertise across traditional and alternative asset classes to deliver innovative solutions and exceptional service. Part of MassMutual, Barings LLC maintains a strong global presence with over 1,800 professionals and offices in 16 countries. Learn more at www.barings.com.

*As of June 30, 2018

Forward-Looking Statements

Cautionary Notice: Certain statements contained in this press release may be “forward-looking” statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, and which reflect management’s current estimates, projections, expectations or beliefs, and which are subject to risks and uncertainties that may cause actual results to differ materially. Forward-looking statements include, but are not limited to, the ability of Barings LLC to manage Barings BDC and identify investment opportunities, and some of these factors are enumerated in the filings Barings BDC makes with the Securities and Exchange Commission (the “SEC”). These statements are subject to change at any time based upon economic, market or other conditions and may not be relied upon as investment advice or an indication of the fund’s trading intent. Important factors that could cause actual results to differ materially from plans, estimates or expectations included in this press release include, among others, those risk factors detailed in Barings BDC’s definitive proxy statement on Schedule 14A, filed with the SEC on June 1, 2018, and from time to time in Barings BDC’s reports filed with the SEC, including Barings BDC’s annual report on Form 10-K, periodic quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.

Media Contact:
Kelly Smith, Media Relations, Barings, 980-417-5648, kelly.smith@barings.com

Investor Relations:
BDCinvestorrelations@barings.com, 888-401-1088